Exhibit 2.1

 EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

TEXAS CAPITAL BANCSHARES, INC.

and

INDEPENDENT BANK GROUP, INC.

Dated as of December 9, 2019

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of TCBI Common Stock	2
1.6	IBTX Stock	3
1.7	TCBI Preferred Stock	3
1.8	Treatment of TCBI Equity Awards	3
1.9	Certificate of Formation of Surviving Entity	5
1.10	Bylaws of Surviving Entity	5
1.11	Tax Consequences	6
1.12	Bank Merger	6

ARTICLE II

EXCHANGE OF SHARES

2.1	IBTX to Make Consideration Available	6
2.2	Exchange of Shares	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCBI

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	14
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	16
3.9	Legal and Regulatory Proceedings	16
3.10	Taxes and Tax Returns	16
3.11	Employees	17
3.12	SEC Reports	20
3.13	Compliance with Applicable Law	20
3.14	Certain Contracts	22
3.15	Agreements with Regulatory Agencies	24
3.16	Environmental Matters	24

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3.17	Investment Securities and Commodities	25
3.18	Real Property	25
3.19	Intellectual Property	25
3.20	Related Party Transactions	26
3.21	State Takeover Laws	26
3.22	Reorganization	27
3.23	Opinions of Financial Advisors	27
3.24	TCBI Information	27
3.25	Loan Portfolio	27
3.26	Insurance	28
3.27	Investment Advisor Subsidiary	28
3.28	No Broker-Dealer Subsidiary	29
3.29	No Other Representations or Warranties	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBTX

4.1	Corporate Organization	30
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	33
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal and Regulatory Proceedings	35
4.10	Taxes and Tax Returns	36
4.11	Employees	37
4.12	SEC Reports	39
4.13	Compliance with Applicable Law	39
4.14	Certain Contracts	41
4.15	Agreements with Regulatory Agencies	43
4.16	Environmental Matters	43
4.17	Investment Securities and Commodities	44
4.18	Real Property	44
4.19	Intellectual Property	44
4.20	Related Party Transactions	44
4.21	State Takeover Laws	45
4.22	Reorganization	45
4.23	Opinions of Financial Advisors	45
4.24	IBTX Information	45
4.25	Loan Portfolio	45
4.26	Insurance	46
4.27	Investment Advisor Subsidiary	47
4.28	No Broker-Dealer Subsidiary	47
4.29	No Other Representations or Warranties	47

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ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	48
5.2	Forbearances	48

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	51
6.2	Access to Information; Confidentiality	53
6.3	Shareholders’ Approvals	54
6.4	Legal Conditions to Merger	55
6.5	Stock Exchange Listing	56
6.6	Employee Matters	56
6.7	Indemnification; Directors’ and Officers’ Insurance	58
6.8	Additional Agreements	59
6.9	Advice of Changes	59
6.10	Shareholder Litigation	59
6.11	Corporate Governance; Headquarters; Name	60
6.12	Acquisition Proposals	61
6.13	Public Announcements	62
6.14	Change of Method	63
6.15	Restructuring Efforts	63
6.16	Takeover Restrictions	63
6.17	Treatment of TCBI Indebtedness	63
6.18	Exemption from Liability Under Section 16(b)	64

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	65
7.2	Conditions to Obligations of IBTX	65
7.3	Conditions to Obligations of TCBI	66

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	67
8.2	Effect of Termination	68

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ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	70
9.2	Extension; Waiver	70
9.3	Nonsurvival of Representations, Warranties and Agreements	70
9.4	Expenses	71
9.5	Notices	71
9.6	Interpretation	72
9.7	Counterparts	72
9.8	Entire Agreement	73
9.9	Governing Law; Jurisdiction	73
9.10	Waiver of Jury Trial	73
9.11	Assignment; Third-Party Beneficiaries	74
9.12	Specific Performance	74
9.13	Severability	74
9.14	Confidential Supervisory Information	74
9.15	Delivery by Facsimile or Electronic Transmission	75

Exhibit A – Form of IBTX Certificate Amendment
Exhibit B – Form of IBTX Bylaw Amendment

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  INDEX OF DEFINED TERMS

Page
Acquisition Proposal	62
affiliate	72
Agreement	1
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	6
BHC Act	10
Certificates of Merger	2
Chosen Courts	73
Closing	2
Closing Date	2
Code	1
Committees	61
Confidentiality Agreement	54
Continuing Employees	56
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	25
ERISA	18
ESPP	5
Exchange Act	15
Exchange Agent	6
Exchange Fund	7
Exchange Ratio	2
FDIC	11
Federal Reserve Board	13
GAAP	10
Governmental Entity	14
IBTX	1
IBTX 401(k) Plan	58
IBTX Advisory Entity	47
IBTX Benefit Plans	37
IBTX Board Recommendation	54
IBTX Bylaw Amendment	6
IBTX Bylaws	30
IBTX Certificate Amendment	6
IBTX Certificate of Formation	30
IBTX Common Stock	2
IBTX Contract	43
IBTX Director	60
IBTX Disclosure Schedule	30

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IBTX Equity Awards	32
IBTX ERISA Affiliate	37
IBTX Meeting	54
IBTX Owned Properties	44
IBTX Qualified Plans	37
IBTX Real Property	44
IBTX Regulatory Agreement	43
IBTX Reports	39
IBTX Restricted Stock Awards	31
IBTX Securities	32
IBTX Subsidiary	31
IBTX Subsidiary Bank	6
IBTX Subsidiary Securities	32
Intellectual Property	26
Investment Advisers Act	29
IRS	18
Joint Proxy Statement	14
knowledge	72
Liens	12
Loans	28
made available	72
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	53
Merger	1
Merger Consideration	2
Multiemployer Plan	18
Multiple Employer Plan	19
NASDAQ	4
Net Share	4
New Benefit Plans	56
New Certificates	6
New IBTX Preferred Stock	3
Old Certificate	2
PBGC	19
Per Share Cash Equivalent Consideration	4
Permitted Encumbrances	26
person	72
Premium Cap	59
Recommendation Change	55
Regulatory Agencies	14
Representatives	62
Requisite IBTX Vote	32
Requisite Regulatory Approvals	53
Requisite TCBI Vote	13
S-4	14
Sarbanes-Oxley Act	16

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SEC	14
Securities Act	20
SRO	14
Subsidiary	11
Surviving Entity	1
Takeover Statutes	27
Tax	18
Tax Return	18
Taxes	18
TBOC	1
TCBI	1
TCBI 401(k) Plan	58
TCBI Advisory Entity	29
TCBI Benefit Plans	18
TCBI Board Recommendation	55
TCBI Bylaws	11
TCBI Certificate of Incorporation	11
TCBI Common Stock	2
TCBI Compensation Committee	5
TCBI Contract	24
TCBI Director	60
TCBI Disclosure Schedule	9
TCBI Equity Awards	12
TCBI ERISA Affiliate	18
TCBI Indemnified Parties	58
TCBI Insiders	65
TCBI Meeting	54
TCBI Owned Properties	26
TCBI Peformance Unit Award	5
TCBI Preferred Stock	3
TCBI Qualified Plans	19
TCBI Real Property	26
TCBI Regulatory Agreement	25
TCBI Reports	21
TCBI Restricted Stock Award	4
TCBI RSU Award	4
TCBI SAR	4
TCBI Securities	12
TCBI Subsidiary	11
TCBI Subsidiary Bank	6
TCBI Subsidiary Securities	12
Termination Date	68
Termination Fee	69
Texas Secretary	2

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2019 (this “Agreement”), by and between Texas Capital Bancshares, Inc., a Delaware corporation (“TCBI”), and Independent Bank Group, Inc., a Texas corporation (“IBTX”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of IBTX and TCBI have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which TCBI will, subject to the terms and conditions set forth herein, merge with and into IBTX (the “Merger”), so that IBTX is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of IBTX and TCBI have approved the Merger and this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to TCBI’s willingness to enter into this Agreement, TCBI and a certain stockholder of IBTX are entering into a voting agreement, pursuant to which, among other things, such stockholder has agreed to vote to approve this Agreement, upon the terms and subject to the conditions set forth therein;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1      The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Texas Business Organizations Code (the “TBOC”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, TCBI shall merge with and into IBTX pursuant to this Agreement.  IBTX shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Texas.  Upon consummation of the Merger, the separate corporate existence of TCBI shall terminate.

1.2      Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by TCBI and IBTX.  The date on which the Closing occurs is referred to as the “Closing Date.”

1.3      Effective Time.  On or (if agreed by TCBI and IBTX) prior to the Closing Date, IBTX and TCBI, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger with the Secretary of State of the State of Texas (the “Texas Secretary”) (collectively, the “Certificates of Merger”).  The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the TBOC and DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4      Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC and the DGCL.

1.5      Conversion of TCBI Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of IBTX, TCBI or the holder of any securities of IBTX or TCBI:

(a)       Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of TCBI issued and outstanding immediately prior to the Effective Time (the “TCBI Common Stock”), except for shares of TCBI Common Stock owned by TCBI or IBTX (in each case other than shares of TCBI Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by TCBI or IBTX in respect of debts previously contracted), shall be converted into the right to receive 1.0311 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.01 per share, of IBTX (the “IBTX Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the IBTX Common Stock, including the shares issued to former holders of TCBI Common Stock, shall be the common stock of the Surviving Entity.

(b)      All the shares of TCBI Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of TCBI Common Stock) previously representing any such shares of TCBI Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of IBTX Common Stock which such shares of TCBI Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of TCBI Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of IBTX Common Stock or TCBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give IBTX and the holders of TCBI Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit TCBI or IBTX to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)       Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TCBI Common Stock that are owned by TCBI or IBTX (in each case other than shares of TCBI Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by TCBI or IBTX in respect of debts previously contracted) shall be cancelled and shall cease to exist and no IBTX Common Stock or other consideration shall be delivered in exchange therefor.

1.6      IBTX Stock.  At and after the Effective Time, each share of IBTX Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7      TCBI Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of IBTX, TCBI or the holder of any securities of IBTX or TCBI, each share of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of TCBI (“TCBI Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of IBTX having substantially the same terms as the TCBI Preferred Stock (taking into account that TCBI will not be the surviving entity in the Merger and any adjustment to the right of optional redemption by IBTX that is reasonably necessary to obtain Tier 1 Capital treatment from the Federal Reserve Board for such preferred stock) (all shares of such newly created series, collectively, the “New IBTX Preferred Stock”) and, upon such conversion, the TCBI Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.8      Treatment of TCBI Equity Awards.

(a)       At the Effective Time, each stock appreciation right to purchase shares of TCBI Common Stock (a “TCBI SAR”) that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on part of the holder thereof, be cancelled, with the holder of such TCBI SAR becoming entitled to receive, in full satisfaction of the rights of the holder with respect thereto, the Merger Consideration in respect of each Net Share (as defined below) covered by such TCBI SAR, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date.  For purposes of this Section 1.8(a):

(i)         “Net Share” means, with respect to a TCBI SAR, the quotient obtained by dividing (A) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such TCBI SAR, multiplied by (ii) the number of shares of TCBI Common Stock subject to such TCBI SAR immediately prior to the Effective Time, by (B) the Per Share Cash Equivalent Consideration.

(ii)        “Per Share Cash Equivalent Consideration” means the product (rounded to the nearest cent) obtained by multiplying (A) the Exchange Ratio by (B) the average of the closing-sale prices of IBTX Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date.

(b)      Except as otherwise agreed between IBTX and TCBI, at the Effective Time, each award in respect of a share of TCBI Common Stock subject to vesting, repurchase or other lapse restriction granted to a non-employee director of the Board of Directors of TCBI in respect of such service (a “TCBI Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the Merger Consideration, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date.

(c)       Except as otherwise agreed between IBTX and TCBI, at the Effective Time, each restricted stock unit award in respect of shares of TCBI Common Stock (a “TCBI RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the Merger Consideration in respect of the number of shares of TCBI Common Stock subject to such TCBI RSU Award immediately prior to the Effective Time, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date; provided that, any cash-settled TCBI RSU Award shall be converted into the right to receive an amount in cash equal to the Per Share Cash Equivalent Consideration in respect of the number of shares of TCBI Common Stock subject to such TCBI RSU Award immediately prior to the Effective Time, less applicable Tax withholding; provided further, with respect to any TCBI RSU Award that constitutes “deferred compensation” subject to Section 409A of the Code, settlement or payment of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.

(d)      Except as otherwise agreed between IBTX and TCBI, at the Effective Time, each performance unit award in respect of shares of TCBI Common Stock (a “TCBI Performance Unit Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, immediately vest (based on the level of achievement of the applicable performance goals set forth below) and be converted into the right to receive the Merger Consideration in respect of the number of shares of TCBI Common Stock subject to such TCBI Performance Unit Award immediately prior to the Effective Time as determined pursuant to the following sentence, less applicable Tax withholding which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date; provided, that any cash-settled TCBI Performance Unit Award shall be converted into the right to receive an amount in cash equal to the Per Share Cash Equivalent Consideration in respect of the number of shares of TCBI Common Stock subject to such TCBI Performance Unit Award immediately prior to the Effective Time (based on the level of achievement of the applicable performance goals set forth below), less applicable Tax withholding; provided further, with respect to any TCBI Performance Unit Award that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.  For purposes of this Section 1.8(d), the number of shares of TCBI Common Stock subject to TCBI Performance Unit Awards that shall vest and be earned shall be determined based on the greater of (i) the level of actual performance achieved prior to the Effective Time as reasonably determined by the human resources committee of the Board of Directors of TCBI (the “TCBI Compensation Committee”) using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice, and (ii) target level performance.

(e)       The TCBI Board of Directors (or appropriate committee thereof) shall take such action as is necessary to ensure that (i) the “offering period” in effect as of the date hereof under the TCBI 2006 Employee Stock Purchase Plan (the “ESPP”) shall be the last purchase period under the ESPP, (ii) no new purchase period shall commence after the date hereof and prior to the Effective Time, (iii) participation in the ESPP shall be limited to those employees who were participants on the date hereof, (iv) current participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof, and (v) effective as of the Effective Time, the ESPP shall terminate.

(f)       Prior to the Effective Time, TCBI, the Board of Directors of TCBI and the TCBI Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

1.9      Certificate of Formation of Surviving Entity.  At the Effective Time, the certificate of formation of IBTX, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (the “IBTX Certificate Amendment”), shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10    Bylaws of Surviving Entity.  At the Effective Time, the bylaws of IBTX, as amended as set forth in Exhibit B (such amendment, the “IBTX Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11    Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12    Bank Merger.  Immediately following the Merger, Texas Capital Bank, a federally-chartered national association and wholly-owned Subsidiary of TCBI (“TCBI Subsidiary Bank”), will merge with and into Independent Bank, a Texas-chartered state bank and wholly-owned Subsidiary of IBTX (“IBTX Subsidiary Bank”) (the “Bank Merger”).  IBTX Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of TCBI Subsidiary Bank shall cease.  Promptly after the date of this Agreement, IBTX Subsidiary Bank and TCBI Subsidiary Bank will enter into an agreement and plan of merger in form and substance agreed by IBTX and TCBI, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”).  Each of IBTX and TCBI shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of IBTX Subsidiary Bank and TCBI Subsidiary Bank, respectively, and IBTX and TCBI shall, and shall cause IBTX Subsidiary Bank and TCBI Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.  The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1      IBTX to Make Consideration Available.  At or prior to the Effective Time, IBTX shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by IBTX and TCBI (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of TCBI Preferred Stock), certificates or, at IBTX’s option, evidence in book-entry form, representing shares of IBTX Common Stock or New IBTX Preferred Stock to be issued pursuant to Section 1.5 and Section 1.7, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of IBTX Common Stock or New IBTX Preferred Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2      Exchange of Shares.

(a)       As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, IBTX and TCBI shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of TCBI Common Stock or TCBI Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive IBTX Common Stock or New IBTX Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of IBTX Common Stock and any cash in lieu of fractional shares or shares of New IBTX Preferred Stock, as applicable, which the shares of TCBI Common Stock or TCBI Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of IBTX Common Stock to which such holder of TCBI Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) or (ii) (A) a New Certificate representing that number of shares of New IBTX Preferred Stock to which such holder of TCBI Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of IBTX Common Stock or shares of New IBTX Preferred Stock which the shares of TCBI Common Stock or TCBI Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)       No dividends or other distributions declared with respect to IBTX Common Stock or New IBTX Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of IBTX Common Stock or shares of New IBTX Preferred Stock that the shares of TCBI Common Stock or TCBI Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c)       If any New Certificate representing shares of IBTX Common Stock or New IBTX Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of IBTX Common Stock or New IBTX Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no transfers on the stock transfer books of TCBI of the shares of TCBI Common Stock or TCBI Preferred Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of IBTX Common Stock or New IBTX Preferred Stock, as applicable, as provided in this Article II.

(e)       Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of IBTX Common Stock shall be issued upon the surrender for exchange of Old Certificates (or in satisfaction of the obligations set forth in Section 1.8 in respect of TCBI Equity Awards), no dividend or distribution with respect to IBTX Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of IBTX.  In lieu of the issuance of any such fractional share, IBTX shall pay to each former holder of TCBI Common Stock or any TCBI Equity Awards who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of IBTX Common Stock on the NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of TCBI Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of IBTX Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 or Section 1.8.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)       Any portion of the Exchange Fund that remains unclaimed by the shareholders of TCBI for twelve (12) months after the Effective Time shall be paid to the Surviving Entity.  Any former holders of TCBI Common Stock or TCBI Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of IBTX Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the IBTX Common Stock deliverable in respect of each former share of TCBI Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New IBTX Preferred Stock and any unpaid dividends and distributions on the New IBTX Preferred Stock deliverable in respect of each former share of TCBI Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of IBTX, TCBI, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of TCBI Common Stock or TCBI Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)      IBTX shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of IBTX Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of TCBI Common Stock, TCBI Preferred Stock or TCBI Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by IBTX or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of TCBI Common Stock, TCBI Preferred Stock or TCBI Equity Awards in respect of which the deduction and withholding was made by IBTX or the Exchange Agent, as the case may be.

(h)       In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by IBTX or the Exchange Agent, the posting by such person of a bond in such amount as IBTX or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of IBTX Common Stock and any cash in lieu of fractional shares, or the shares of New IBTX Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TCBI

Except (a) as disclosed in the disclosure schedule delivered by TCBI to IBTX concurrently herewith (the “TCBI Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TCBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCBI that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any TCBI Reports filed by TCBI since December 31, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCBI hereby represents and warrants to IBTX as follows:

3.1      Corporate Organization.

(a)       TCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act.  TCBI has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  TCBI is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to IBTX, TCBI or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.  True and complete copies of the certificate of incorporation of TCBI, as amended (the “TCBI Certificate of Incorporation”) and the amended and restated bylaws of TCBI, as amended (the “TCBI Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by TCBI to IBTX.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI, each Subsidiary of TCBI (a “TCBI Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of TCBI or any Subsidiary of TCBI to pay dividends or distributions except, in the case of TCBI or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of TCBI that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the TCBI Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TCBI that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of TCBI other than the TCBI Subsidiaries.

3.2      Capitalization.

(a)       The authorized capital stock of TCBI consists of 100,000,000 shares of TCBI Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of December 4, 2019, there were (i) 50,327,951 shares of TCBI Common Stock issued and outstanding, including 548 shares of TCBI Common Stock granted in respect of outstanding TCBI Restricted Stock Awards; (ii) 417 shares of TCBI Common Stock held in treasury; (iii) 21,200 shares of TCBI Common Stock reserved for issuance upon the exercise of outstanding TCBI SARs; (iv) 480,048 shares of TCBI Common Stock reserved for issuance upon the settlement of outstanding TCBI RSU Awards that are settled in shares of TCBI Common Stock; (v) 163,856 outstanding TCBI RSU Awards that are settled solely in cash, with respect to which no shares of TCBI Common Stock were reserved for issuance upon the settlement thereof; (vi) 115,821 shares of TCBI Common Stock reserved for issuance upon the settlement of outstanding TCBI Performance Unit Awards (assuming performance goals are satisfied at the maximum level); (vii) 1,814,226 shares of TCBI Common Stock reserved for issuance pursuant to future grants under the TCBI equity plans, (viii) 251,130 shares of TCBI Common Stock reserved for issuance under the ESPP; and (ix) 6,000,000 shares of TCBI Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since December 4, 2019 resulting from the exercise, vesting or settlement of any TCBI Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of TCBI issued, reserved for issuance or outstanding.  All the issued and outstanding shares of TCBI Common Stock and TCBI Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  TCBI is current on all dividends payable on the outstanding shares of TCBI Preferred Stock, and has complied in all material respects with terms and conditions thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TCBI may vote.  Other than TCBI SARs, TCBI Restricted Stock Awards, TCBI RSU Awards and TCBI Performance Unit Awards (collectively, “TCBI Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which TCBI or any its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in TCBI, or contracts, commitments, understandings or arrangements by which TCBI may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in TCBI, or that otherwise obligate TCBI to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “TCBI Securities”, and any of the foregoing in respect of Subsidiaries of TCBI, collectively, “TCBI Subsidiary Securities”).  Other than TCBI Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of TCBI or any of its Subsidiaries) are outstanding.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which TCBI or any of its Subsidiaries is a party with respect to the voting or transfer of TCBI Common Stock, capital stock or other voting or equity securities or ownership interests of TCBI or granting any shareholder or other person any registration rights.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI, TCBI owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCBI Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3      Authority; No Violation.

(a)       TCBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TCBI.  The Board of Directors of TCBI has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of TCBI and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to TCBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of TCBI Common Stock entitled to vote on this Agreement (the “Requisite TCBI Vote”), and the approval of the Bank Merger Agreement by TCBI as TCBI Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of TCBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by TCBI and (assuming due authorization, execution and delivery by IBTX) constitutes a valid and binding obligation of TCBI, enforceable against TCBI in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)       Neither the execution and delivery of this Agreement by TCBI nor the consummation by TCBI of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by TCBI with any of the terms or provisions hereof, will (i) violate any provision of the TCBI Certificate of Incorporation or the TCBI Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCBI or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCBI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI.

3.4      Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the TCBI Disclosure Schedule or Section 4.4 of the IBTX Disclosure Schedule and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by TCBI with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by IBTX in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the Statement of Designations for the New IBTX Preferred Stock with the Texas Secretary and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of IBTX Common Stock and New IBTX Preferred Stock pursuant to this Agreement and the approval of the listing of such IBTX Common Stock and New IBTX Preferred Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TCBI of this Agreement or (ii) the consummation by TCBI of the Merger and the other transactions contemplated hereby (including the Bank Merger).  TCBI is not aware of any reason why the necessary regulatory approvals and consents will not be received by TCBI to permit consummation of the Merger and Bank Merger on a timely basis.

3.5      Reports.  TCBI and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCBI and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCBI, investigation into the business or operations of TCBI or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCBI or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCBI or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.

3.6      Financial Statements.

(a)       The financial statements of TCBI and its Subsidiaries included (or incorporated by reference) in the TCBI Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCBI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of TCBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since December 31, 2016, no independent public accounting firm of TCBI has resigned (or informed TCBI that it intends to resign) or been dismissed as independent public accountants of TCBI as a result of or in connection with any disagreements with TCBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, neither TCBI nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCBI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)      The records, systems, controls, data and information of TCBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of TCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on TCBI.  TCBI (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to TCBI, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TCBI by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to TCBI’s outside auditors and the audit committee of TCBI’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TCBI’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TCBI’s internal controls over financial reporting.  These disclosures were made in writing by management to TCBI’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by TCBI to IBTX.  There is no reason to believe that TCBI’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)      Since January 1, 2017, (i) neither TCBI nor any of its Subsidiaries, nor, to the knowledge of TCBI, any director, officer, auditor, accountant or representative of TCBI or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing TCBI or any of its Subsidiaries, whether or not employed by TCBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by TCBI or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of TCBI or any committee thereof or the Board of Directors or similar governing body of any TCBI Subsidiary or any committee thereof, or to the knowledge of TCBI, to any director or officer of TCBI or any TCBI Subsidiary.
3.7      Broker’s Fees.  With the exception of the engagement of Jefferies LLC and Goldman, Sachs & Co. LLC, neither TCBI nor any TCBI Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  TCBI has disclosed to IBTX as of the date hereof the aggregate fees provided for in connection with the engagement by TCBI of Jefferies LLC and Goldman, Sachs & Co. LLC related to the Merger and the other transactions contemplated hereunder.
3.8      Absence of Certain Changes or Events.

(a)      Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.

(b)      Since December 31, 2018, TCBI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9      Legal and Regulatory Proceedings.

(a)       Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on TCBI, neither TCBI nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of TCBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCBI or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)      Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TCBI, any of its Subsidiaries or the assets of TCBI or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10    Taxes and Tax Returns.

(a)       Each of TCBI and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither TCBI nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of TCBI and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of TCBI and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither TCBI nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business).  Neither TCBI nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of TCBI and its Subsidiaries or the assets of TCBI and its Subsidiaries.  Neither TCBI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCBI and its Subsidiaries).  Since January 1, 2013, neither TCBI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was TCBI) or (B) has any liability for the Taxes of any person (other than TCBI or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice).  Neither TCBI nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither TCBI nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b)      As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)       As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.

(a)      Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, each TCBI Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “TCBI Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which TCBI or any Subsidiary or any trade or business of TCBI or any of its Subsidiaries, whether or not incorporated, all of which together with TCBI would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “TCBI ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TCBI or any of its Subsidiaries or any TCBI ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TCBI or any of its Subsidiaries or any TCBI ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)       TCBI has made available to IBTX true and complete copies of each material TCBI Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)       The IRS has issued a favorable determination letter or opinion with respect to each TCBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TCBI Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of TCBI, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TCBI Qualified Plan or the related trust.

(d)       Except as would not result in any material liability to TCBI and its Subsidiaries, taken as a whole, with respect to each TCBI Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such TCBI Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such TCBI Benefit Plan’s actuary with respect to such TCBI Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such TCBI Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by TCBI or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such TCBI Benefit Plan.

(e)       None of TCBI and its Subsidiaries nor any TCBI ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TCBI and its Subsidiaries nor any TCBI ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)       Except as would not result in any material liability to TCBI and its Subsidiaries, taken as a whole, no TCBI Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, all contributions required to be made to any TCBI Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TCBI Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCBI.

(h)       There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to TCBI’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the TCBI Benefit Plans, any fiduciaries thereof with respect to their duties to the TCBI Benefit Plans or the assets of any of the trusts under any of the TCBI Benefit Plans that would reasonably be expected to result in any liability of TCBI or any of its Subsidiaries in an amount that would be material to TCBI and its Subsidiaries, taken as a whole.

(i)        Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, none of TCBI and its Subsidiaries nor any TCBI ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the TCBI Benefit Plans or their related trusts, TCBI, any of its Subsidiaries or any TCBI ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TCBI or any of its Subsidiaries, or result in any limitation on the right of TCBI or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TCBI Benefit Plan or related trust on or after the Effective Time.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCBI or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)      No TCBI Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, there are no pending or, to TCBI’s knowledge, threatened labor grievances or unfair labor practice claims or charges against TCBI or any of its Subsidiaries, or any strikes or other labor disputes against TCBI or any of its Subsidiaries.  Neither TCBI nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCBI or any of its Subsidiaries and there are no pending or, to the knowledge of TCBI, threatened organizing efforts by any union or other group seeking to represent any employees of TCBI or any of its Subsidiaries.

3.12    SEC Reports.  TCBI has previously made available to IBTX an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2016 by TCBI pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “TCBI Reports”) and (b) communication mailed by TCBI to its shareholders since December 31, 2016 and prior to the date hereof, and no such TCBI Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2016, as of their respective dates, all TCBI Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of TCBI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the TCBI Reports.

3.13    Compliance with Applicable Law.

(a)       TCBI and each of its Subsidiaries hold, and have at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI, and to the knowledge of TCBI, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

 (b)      Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI, TCBI and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TCBI or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  TCBI and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by TCBI and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where TCBI and its Subsidiaries conduct business.

(c)       TCBI Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)       TCBI maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”).  To the knowledge of TCBI, TCBI has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI.  To the knowledge of TCBI, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TCBI.

(e)       Without limitation, none of TCBI or any of its Subsidiaries, or to the knowledge of TCBI, any director, officer, employee, agent or other person acting on behalf of TCBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TCBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCBI or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TCBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of TCBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for TCBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI.

(f)       As of the date hereof, TCBI, TCBI Subsidiary Bank and each other insured depository institution Subsidiary of TCBI is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).

(g)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI, (i) TCBI and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of TCBI, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.14    Certain Contracts.

(a)       Except as set forth in Section 3.14(a) of the TCBI Disclosure Schedule or as filed with any TCBI Reports, as of the date hereof, neither TCBI nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any TCBI Benefit Plan):

(i)         which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)        which contains a provision that materially restricts the conduct of any line of business by TCBI or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii)       with or to a labor union or guild (including any collective bargaining agreement);

(iv)       any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite TCBI Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCBI;

(v)        (A) that relates to the incurrence of indebtedness by TCBI or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by TCBI or any of its Subsidiaries of, or any similar commitment by TCBI or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more;

(vi)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCBI or its Subsidiaries;

(vii)      that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $2,000,000 per annum (other than any such contracts which are terminable by TCBI or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii)     that is a settlement, consent or similar agreement and contains any material continuing obligations of TCBI or any of its Subsidiaries; or

(ix)       that relates to the acquisition or disposition of any person, business or asset and under which TCBI or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the TCBI Disclosure Schedule, is referred to herein as a “TCBI Contract.”  TCBI has made available to IBTX true, correct and complete copies of each TCBI Contract in effect as of the date hereof.

(b)      (i)  Each TCBI Contract is valid and binding on TCBI or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI, (ii) TCBI and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each TCBI Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI, (iii) to the knowledge of TCBI, each third-party counterparty to each TCBI Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such TCBI Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI, (iv) neither TCBI nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any TCBI Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of TCBI or any of its Subsidiaries, or to the knowledge of TCBI, any other party thereto, of or under any such TCBI Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCBI.

3.15    Agreements with Regulatory Agencies.  Subject to Section 9.14, neither TCBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TCBI Disclosure Schedule, a “TCBI Regulatory Agreement”), nor has TCBI or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCBI Regulatory Agreement.

3.16    Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, TCBI and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of TCBI, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TCBI or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against TCBI, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.  To the knowledge of TCBI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.  TCBI is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI.

3.17    Investment Securities and Commodities.  Each of TCBI and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to TCBI’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TCBI or its Subsidiaries.  Such securities and commodities are valued on the books of TCBI in accordance with GAAP in all material respects.

3.18    Real Property.  TCBI or a TCBI Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the TCBI Reports as being owned by TCBI or a TCBI Subsidiary or acquired after the date thereof which are material to TCBI’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TCBI Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCBI Reports or acquired after the date thereof which are material to TCBI’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the TCBI Owned Properties, the “TCBI Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of TCBI, the lessor.  There are no pending or, to the knowledge of TCBI, threatened condemnation proceedings against the TCBI Real Property.

3.19    Intellectual Property.  TCBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI:  (a) (i) to the knowledge of TCBI, the use of any Intellectual Property by TCBI and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCBI or any TCBI Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TCBI that TCBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of TCBI, no person is challenging, infringing on or otherwise violating any right of TCBI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TCBI or its Subsidiaries, and (c) neither TCBI nor any TCBI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCBI or any TCBI Subsidiary, and TCBI and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCBI and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20    Related Party Transactions.  As of the date hereof, except as set forth in any TCBI Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TCBI or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TCBI or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding TCBI Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TCBI) on the other hand, of the type required to be reported in any TCBI Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.21    State Takeover Laws.  The Board of Directors of TCBI has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the TCBI Certificate of Incorporation or TCBI Bylaws (collectively, with any similar provisions of the IBTX Certificate of Formation or IBTX Bylaws “Takeover Restrictions”).  In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of TCBI Common Stock or TCBI Preferred Stock in connection with the Merger.

3.22    Reorganization.  TCBI has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinions of Financial Advisors.  Prior to the execution of this Agreement, the Board of Directors of TCBI has received a separate opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Jefferies LLC and Goldman, Sachs & Co. LLC to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of TCBI Common Stock (other than, as applicable, IBTX and its affiliates).  Neither of such opinions has been amended or rescinded as of the date of this Agreement.

3.24    TCBI Information.  The information relating to TCBI and its Subsidiaries or that is provided by TCBI or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to IBTX or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25    Loan Portfolio.

(a)      As of the date hereof, except as set forth in Section 3.25(a) of the TCBI Disclosure Schedule, neither TCBI nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TCBI or any Subsidiary of TCBI is a creditor that, as of September 30, 2019, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.25(a) of the TCBI Disclosure Schedule is a true, correct and complete list of (A) all the Loans of TCBI and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $5,000,000 and were classified by TCBI as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of TCBI or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, each Loan of TCBI or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCBI and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCBI, each outstanding Loan of TCBI or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TCBI and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26    Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCBI, (a) TCBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCBI reasonably has determined to be prudent and consistent with industry practice, and TCBI and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCBI and its Subsidiaries, TCBI or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by TCBI or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither TCBI nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27    Investment Advisor Subsidiary.

(a)       Certain of TCBI’s Subsidiaries provide investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) and are required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each such Subsidiary, a “TCBI Advisory Entity”).  Each TCBI Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCBI.

(b)       The accounts of each advisory client of TCBI or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable TCBI Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCBI.

(c)       None of the TCBI Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCBI.

3.28    No Broker-Dealer Subsidiary.  Neither TCBI nor any Subsidiary of TCBI is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.29    No Other Representations or Warranties.

(a)       Except for the representations and warranties made by TCBI in this Article III, neither TCBI nor any other person makes any express or implied representation or warranty with respect to TCBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCBI hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither TCBI nor any other person makes or has made any representation or warranty to IBTX or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCBI, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by TCBI in this Article III, any oral or written information presented to IBTX or any of its affiliates or representatives in the course of their due diligence investigation of TCBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       TCBI acknowledges and agrees that neither IBTX nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBTX

Except (a) as disclosed in the disclosure schedule delivered by IBTX to TCBI concurrently herewith (the “IBTX Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the IBTX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by IBTX that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any IBTX Reports filed by IBTX since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), IBTX hereby represents and warrants to TCBI as follows:

4.1      Corporate Organization.

(a)       IBTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the BHC Act.  IBTX has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  IBTX is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX.  True and complete copies of the amended and restated certificate of formation of IBTX, as amended (the “IBTX Certificate of Formation”) and the amended and restated bylaws of IBTX (the “IBTX Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by IBTX to TCBI.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX, each Subsidiary of IBTX (a “IBTX Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of IBTX or any Subsidiary of IBTX to pay dividends or distributions except, in the case of IBTX or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of IBTX that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the IBTX Disclosure Schedule sets forth a true and complete list of all Subsidiaries of IBTX that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of IBTX other than the IBTX Subsidiaries.

4.2      Capitalization.

(a)       The authorized capital stock of IBTX as of the date of this Agreement consists of 100,000,000 shares of IBTX Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share, and after giving effect to the IBTX Certificate Amendment the authorized capital stock of IBTX will consist of 200,000,000 shares of IBTX Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share.  As of December 4, 2019, there were (i) 42,951,306 shares of IBTX Common Stock issued and outstanding, including 283,812 shares of IBTX Common Stock granted in respect of outstanding restricted stock awards (“IBTX Restricted Stock Awards”); (ii) no shares of IBTX Common Stock held in treasury; (iii) 1,436,131 shares of IBTX Common Stock reserved for issuance pursuant to future grants under the IBTX equity plans and (iv) no shares of preferred stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since December 4, 2019 resulting from the exercise, vesting or settlement of any IBTX Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of IBTX issued, reserved for issuance or outstanding.  All the issued and outstanding shares of IBTX Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of IBTX may vote.  Other than IBTX Restricted Stock Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which IBTX or its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in IBTX, or contracts, commitments, understandings or arrangements by which IBTX may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in IBTX or that otherwise obligate IBTX to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “IBTX Securities”, and any of the foregoing in respect of Subsidiaries of IBTX, collectively, “IBTX Subsidiary Securities”).  Other than the IBTX Restricted Stock Awards (collectively, the “IBTX Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of IBTX or any of its Subsidiaries) are outstanding.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which IBTX or any of its Subsidiaries is a party with respect to the voting or transfer of IBTX Common Stock, capital stock or other voting or equity securities or ownership interests of IBTX or granting any shareholder or other person any registration rights.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX, IBTX owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the IBTX Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3      Authority; No Violation.

(a)       IBTX has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of IBTX.  The Board of Directors of IBTX has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of IBTX and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to IBTX’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of IBTX Common Stock entitled to vote on this Agreement and (ii) the approval of the IBTX Certificate Amendment by the affirmative vote of two-thirds of the outstanding shares of IBTX Common Stock entitled to vote thereon (collectively, the “Requisite IBTX Vote”), and subject to the adoption and approval of the Bank Merger Agreement by IBTX as IBTX Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of IBTX are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by IBTX and (assuming due authorization, execution and delivery by TCBI) constitutes a valid and binding obligation of IBTX, enforceable against IBTX in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of IBTX Common Stock and New IBTX Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite IBTX Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of IBTX will have any preemptive right or similar rights in respect thereof.

(b)       Neither the execution and delivery of this Agreement by IBTX, nor the consummation by IBTX of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by IBTX with any of the terms or provisions hereof, will (i) violate any provision of the IBTX Certificate of Formation or the IBTX Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBTX or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of IBTX or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IBTX or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on IBTX.

4.4      Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the TCBI Disclosure Schedule or Section 4.4 of the IBTX Disclosure Schedule and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by IBTX with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of the Statement of Designations for the New IBTX Preferred Stock with the Texas Secretary and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of IBTX Common Stock and New IBTX Preferred Stock pursuant to this Agreement and the approval of the listing of such IBTX Common Stock and New IBTX Preferred Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by IBTX of this Agreement or (ii) the consummation by IBTX of the Merger and the other transactions contemplated hereby (including the Bank Merger).  IBTX is not aware of any reason why the necessary regulatory approvals and consents will not be received by IBTX to permit consummation of the Merger and Bank Merger on a timely basis.

4.5      Reports.  IBTX and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBTX.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of IBTX and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of IBTX, investigation into the business or operations of IBTX or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.  Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of IBTX or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of IBTX or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.

4.6      Financial Statements.

(a)       The financial statements of IBTX and its Subsidiaries included (or incorporated by reference) in the IBTX Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of IBTX and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of IBTX and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since December 31, 2016, no independent public accounting firm of IBTX has resigned (or informed IBTX that it intends to resign) or been dismissed as independent public accountants of IBTX as a result of or in connection with any disagreements with IBTX on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)      Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, neither IBTX nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of IBTX included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)       The records, systems, controls, data and information of IBTX and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of IBTX or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on IBTX.  IBTX (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to IBTX, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of IBTX by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to IBTX’s outside auditors and the audit committee of IBTX’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect IBTX’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in IBTX’s internal controls over financial reporting.  These disclosures were made in writing by management to IBTX’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by IBTX to TCBI.  There is no reason to believe that IBTX’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)      Since January 1, 2017, (i) neither IBTX nor any of its Subsidiaries, nor, to the knowledge of IBTX, any director, officer, auditor, accountant or representative of IBTX or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of IBTX or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that IBTX or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing IBTX or any of its Subsidiaries, whether or not employed by IBTX or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by IBTX or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of IBTX or any committee thereof or the Board of Directors or similar governing body of any IBTX Subsidiary or any committee thereof, or to the knowledge of IBTX, to any director or officer of IBTX or any IBTX Subsidiary.

4.7      Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., neither IBTX nor any IBTX Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  IBTX has disclosed to TCBI as of the date hereof the aggregate fees provided for in connection with the engagement by IBTX of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

4.8      Absence of Certain Changes or Events.

(a)      Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.

(b)      Since December 31, 2018, IBTX and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9      Legal and Regulatory Proceedings.

(a)       Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on IBTX, neither IBTX nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of IBTX, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBTX or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)      Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon IBTX, any of its Subsidiaries or the assets of IBTX or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10    Taxes and Tax Returns.  Each of IBTX and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither IBTX nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of IBTX and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of IBTX and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither IBTX nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business).  Neither IBTX nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of IBTX and its Subsidiaries or the assets of IBTX and its Subsidiaries.  Neither IBTX nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among IBTX and its Subsidiaries).  Since January 1, 2013, neither IBTX nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was IBTX) or (B) has any liability for the Taxes of any person (other than IBTX or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice).  Neither IBTX nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither IBTX nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

4.11    Employees.

(a)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, each IBTX Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “IBTX Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which IBTX or any Subsidiary or any trade or business of IBTX or any of its Subsidiaries, whether or not incorporated, all of which together with IBTX would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “IBTX ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by IBTX or any of its Subsidiaries or any IBTX ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of IBTX or any of its Subsidiaries or any IBTX ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)       IBTX has made available to TCBI true and complete copies of each material IBTX Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)       The IRS has issued a favorable determination letter or opinion with respect to each IBTX Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “IBTX Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of IBTX, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any IBTX Qualified Plan or the related trust.

(d)       Except as would not result in any material liability to IBTX and its Subsidiaries, taken as a whole, with respect to each IBTX Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such IBTX Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such IBTX Benefit Plan’s actuary with respect to such IBTX Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such IBTX Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by IBTX or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such IBTX Benefit Plan.

(e)       None of IBTX and its Subsidiaries nor any IBTX ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of IBTX and its Subsidiaries nor any IBTX ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)       Except as would not result in any material liability to IBTX and its Subsidiaries, taken as a whole, no IBTX Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)      Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, all contributions required to be made to any IBTX Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any IBTX Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of IBTX.

(h)      There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to IBTX’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the IBTX Benefit Plans, any fiduciaries thereof with respect to their duties to the IBTX Benefit Plans or the assets of any of the trusts under any of the IBTX Benefit Plans that would reasonably be expected to result in any liability of IBTX or any of its Subsidiaries in an amount that would be material to IBTX and its Subsidiaries, taken as a whole.

(i)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, none of IBTX and its Subsidiaries nor any IBTX ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the IBTX Benefit Plans or their related trusts, IBTX, any of its Subsidiaries or any IBTX ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of IBTX or any of its Subsidiaries, or result in any limitation on the right of IBTX or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any IBTX Benefit Plan or related trust on or after the Effective Time.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by IBTX or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)       No IBTX Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, there are no pending or, to IBTX’s knowledge, threatened labor grievances or unfair labor practice claims or charges against IBTX or any of its Subsidiaries, or any strikes or other labor disputes against IBTX or any of its Subsidiaries.  Neither IBTX nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of IBTX or any of its Subsidiaries and there are no pending or, to the knowledge of IBTX, threatened organizing efforts by any union or other group seeking to represent any employees of IBTX or any of its Subsidiaries.

4.12    SEC Reports.  IBTX has previously made available to TCBI an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2016 by IBTX pursuant to the Securities Act or the Exchange Act (the “IBTX Reports”) and (b) communication mailed by IBTX to its shareholders since December 31, 2016 and prior to the date hereof, and no such IBTX Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2016, as of their respective dates, all IBTX Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of IBTX has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the IBTX Reports.

4.13    Compliance with Applicable Law.

(a)       IBTX and each of its Subsidiaries hold, and have at all times since December 31, 2016, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX, and to the knowledge of IBTX, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)      Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX, IBTX and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to IBTX or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. IBTX and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by IBTX and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where IBTX and its Subsidiaries conduct business.

(c)       IBTX Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)      IBTX maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach.  To the knowledge of IBTX, IBTX has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX.  To the knowledge of IBTX, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on IBTX.

(e)       Without limitation, none of IBTX, or any of its Subsidiaries, or to the knowledge of IBTX, any director, officer, employee, agent or other person acting on behalf of IBTX or any of its Subsidiaries has, directly or indirectly, (i) used any funds of IBTX or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of IBTX or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of IBTX or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of IBTX or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for IBTX or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for IBTX or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)       As of the date hereof, IBTX, IBTX Subsidiary Bank and each other insured depository institution Subsidiary of IBTX is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).

(g)      Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX, (i) IBTX and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of IBTX, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

4.14    Certain Contracts.

(a)       Except as set forth in Section 4.14(a) of the IBTX Disclosure Schedule or as filed with any IBTX Reports, as of the date hereof, neither IBTX nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any IBTX Benefit Plan):

(i)         which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)        which contains a provision that materially restricts the conduct of any line of business by IBTX or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii)       with or to a labor union or guild (including any collective bargaining agreement);

(iv)       any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite IBTX Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IBTX;
(v)        (A) that relates to the incurrence of indebtedness by IBTX or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by IBTX or any of its Subsidiaries of, or any similar commitment by IBTX or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of IBTX or its Subsidiaries;

(vii)      that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $2,000,000 per annum (other than any such contracts which are terminable by IBTX or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii)     that is a settlement, consent or similar agreement and contains any material continuing obligations of IBTX or any of its Subsidiaries; or

(ix)       that relates to the acquisition or disposition of any person, business or asset and under which IBTX or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the IBTX Disclosure Schedule, is referred to herein as a “IBTX Contract.”  IBTX has made available to TCBI true, correct and complete copies of each IBTX Contract in effect as of the date hereof.

(b)      (i)  Each IBTX Contract is valid and binding on IBTX or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBTX, (ii) IBTX and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each IBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBTX, (iii) to the knowledge of IBTX, each third-party counterparty to each IBTX Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such IBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBTX, (iv) neither IBTX nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any IBTX Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of IBTX or any of its Subsidiaries or, to the knowledge of IBTX, any other party thereto, of or under any such IBTX Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IBTX.

4.15    Agreements with Regulatory Agencies.  Subject to Section 9.14, neither IBTX nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the IBTX Disclosure Schedule, a “IBTX Regulatory Agreement”), nor has IBTX or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such IBTX Regulatory Agreement.

4.16    Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, IBTX and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of IBTX, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on IBTX or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against IBTX, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.  To the knowledge of IBTX, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.  IBTX is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX.

4.17    Investment Securities and Commodities.  Each of IBTX and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to IBTX’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of  IBTX or its Subsidiaries.  Such securities and commodities are valued on the books of IBTX in accordance with GAAP in all material respects.

4.18    Real Property.  IBTX or an IBTX Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the IBTX Reports as being owned by IBTX or an IBTX Subsidiary or acquired after the date thereof which are material to IBTX’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “IBTX Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such IBTX Reports or acquired after the date thereof which are material to IBTX’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the IBTX Owned Properties, the “IBTX Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of IBTX, the lessor.  There are no pending or, to the knowledge of IBTX, threatened condemnation proceedings against the IBTX Real Property.

4.19    Intellectual Property.  IBTX and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX:  (a) (i) to the knowledge of IBTX, the use of any Intellectual Property by IBTX and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which IBTX or any IBTX Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to IBTX that IBTX or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of IBTX, no person is challenging, infringing on or otherwise violating any right of IBTX or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to IBTX or its Subsidiaries, and (c) neither IBTX nor any IBTX Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by IBTX or any IBTX Subsidiary, and IBTX and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by IBTX and its Subsidiaries.

4.20    Related Party Transactions.  As of the date hereof, except as set forth in any IBTX Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between IBTX or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of IBTX or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding IBTX Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of IBTX) on the other hand, of the type required to be reported in any IBTX Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.21    State Takeover Laws.  The Board of Directors of IBTX has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of IBTX Common Stock in connection with the Merger.

4.22    Reorganization.  IBTX has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23    Opinions of Financial Advisors.  Prior to the execution of this Agreement, the Board of Directors of IBTX has received a separate opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to IBTX.  Neither of such opinions has been amended or rescinded as of the date of this Agreement.

4.24    IBTX Information.  The information relating to IBTX and its Subsidiaries or that is provided by IBTX or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to TCBI or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to TCBI or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25    Loan Portfolio.

(a)       As of the date hereof, except as set forth in Section 4.25(a) of the IBTX Disclosure Schedule, neither IBTX nor any of its Subsidiaries is a party to any written or oral Loan in which IBTX or any Subsidiary of IBTX is a creditor that, as of September 30, 2019, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.25(a) of the IBTX Disclosure Schedule is a true, correct and complete list of (A) all the Loans of IBTX and its Subsidiaries that, as of September 30, 2019, had an outstanding balance of $5,000,000 and were classified by IBTX as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of IBTX or any of its Subsidiaries that, as of September 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)      Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, each Loan of IBTX or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of IBTX and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)      Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on IBTX, each outstanding Loan of IBTX or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of IBTX and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26    Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBTX, (a) IBTX and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of IBTX reasonably has determined to be prudent and consistent with industry practice, and IBTX and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of IBTX and its Subsidiaries, IBTX or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by IBTX or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither IBTX nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27    Investment Advisor Subsidiary.

(a)       Certain of IBTX’s Subsidiaries provide investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) and are required to register with the SEC as an investment adviser under the Investment Advisers Act (each such Subsidiary, a “IBTX Advisory Entity”).  Each IBTX Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2017 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBTX.

(b)      The accounts of each advisory client of IBTX or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable IBTX Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBTX.

(c)      None of the IBTX Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on IBTX.

4.28    No Broker-Dealer Subsidiary.  Neither IBTX nor any Subsidiary of IBTX is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.29    No Other Representations or Warranties.

(a)      Except for the representations and warranties made by IBTX in this Article IV, neither IBTX nor any other person makes any express or implied representation or warranty with respect to IBTX, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and IBTX hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither IBTX nor any other person makes or has made any representation or warranty to TCBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to IBTX, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by IBTX in this Article IV, any oral or written information presented to TCBI or any of its affiliates or representatives in the course of their due diligence investigation of IBTX, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)      IBTX acknowledges and agrees that neither TCBI nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1      Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCBI Disclosure Schedule or the IBTX Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of IBTX and TCBI shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either IBTX or TCBI to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2      Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the IBTX Disclosure Schedule or the TCBI Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither IBTX nor TCBI shall, and neither IBTX nor TCBI shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)      other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of TCBI or any of its wholly-owned Subsidiaries to TCBI or any of its wholly-owned Subsidiaries, on the one hand, or of IBTX or any of its wholly-owned Subsidiaries to IBTX or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)      (i)         adjust, split, combine or reclassify any capital stock;

(ii)        make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any TCBI Securities or TCBI Subsidiary Securities, in the case of TCBI, or IBTX Securities or IBTX Subsidiary Securities, in the case of IBTX, except, in each case, (A) regular quarterly cash dividends by IBTX at a rate not in excess of $0.25 per share of IBTX Common Stock, (B) dividends paid by any of the Subsidiaries of each of IBTX and TCBI to IBTX or TCBI or any of their wholly-owned Subsidiaries, respectively, (C) dividends provided for and paid on any trust preferred securities of IBTX, TCBI or their respective Subsidiaries in accordance with the terms thereof, or, in the case of TCBI, dividends provided for and paid on TCBI Preferred Stock in accordance with the terms of such TCBI Preferred Stock or (D) the acceptance of shares of TCBI Common Stock or IBTX Common Stock, as the case may be, as payment for the exercise price of stock appreciation rights or stock options or for withholding Taxes incurred in connection with the exercise of stock appreciation rights or stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)       grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any TCBI Securities or TCBI Subsidiary Securities, in the case of TCBI, or IBTX Securities or IBTX Subsidiary Securities, in the case of IBTX; or

(iv)       issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any TCBI Securities or TCBI Subsidiary Securities, in the case of TCBI, or IBTX Securities or IBTX Subsidiary Securities, in the case of IBTX, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any TCBI Securities or TCBI Subsidiary Securities, in the case of TCBI, or IBTX Securities or IBTX Subsidiary Securities, in the case of IBTX, except pursuant to the exercise of stock appreciation rights or stock options or the settlement of equity compensation awards in accordance with their terms;

(c)      sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d)      except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of TCBI or IBTX, as applicable;

(e)       in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any TCBI Contract or IBTX Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to TCBI or IBTX, as the case may be, or enter into any contract that would constitute a TCBI Contract or IBTX Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)       except as required under applicable law or the terms of any TCBI Benefit Plan or IBTX Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any TCBI Benefit Plan or IBTX Benefit Plan, or any arrangement that would be a TCBI Benefit Plan or an IBTX Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any TCBI Benefit Plan, IBTX Benefit Plan, TCBI Contract or IBTX Contract, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any TCBI Benefit Plan, IBTX Benefit Plan, TCBI Contract or IBTX Contract, as the case may be, (vi) terminate the employment or services of any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $450,000, other than for cause, or (vii) hire any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $450,000, other than as a replacement hire receiving substantially similar terms of employment;

(g)      settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to TCBI or IBTX, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or to the receipt of regulatory approvals for the Merger on a timely basis;

(h)      take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)       amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(j)       other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)      implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)       enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)     make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(n)      merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(o)      take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law; or

(p)      agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS
6.1      Regulatory Matters.

(a)      Promptly after the date of this Agreement, IBTX and TCBI shall prepare and file with the SEC the Joint Proxy Statement, and IBTX shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  IBTX and TCBI, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement.  Each of IBTX and TCBI shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and IBTX and TCBI shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  IBTX shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TCBI shall furnish all information concerning TCBI and the holders of TCBI Common Stock as may be reasonably requested in connection with any such action.

(b)      The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make them within forty-five (45) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  IBTX and TCBI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCBI or IBTX, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Joint Proxy Statement, the S-4 and any other filing made in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.  As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the Texas Department of Banking and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)      Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require IBTX or TCBI or any of their respective Subsidiaries, and neither IBTX nor TCBI nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)      IBTX and TCBI shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of IBTX, TCBI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)       IBTX and TCBI shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2      Access to Information; Confidentiality.

(a)      Subject to Section 9.14, upon reasonable notice and subject to applicable laws, each of IBTX and TCBI, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of IBTX and TCBI shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that IBTX or TCBI, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither IBTX nor TCBI nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of IBTX’s or TCBI’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)      Each of IBTX and TCBI shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 12, 2019, between IBTX and TCBI (the “Confidentiality Agreement”).

(c)       No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3      Shareholders’ Approvals.  Each of IBTX and TCBI shall call a meeting of its shareholders (the “IBTX Meeting” and the “TCBI Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite TCBI Vote and the Requisite IBTX Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of TCBI and IBTX shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  Each of IBTX and TCBI and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of IBTX and TCBI, as applicable, the Requisite IBTX Vote and the Requisite TCBI Vote, as applicable, including by communicating to the respective shareholders of IBTX and TCBI its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of IBTX, the shareholders of IBTX approve this Agreement (the “IBTX Board Recommendation”), and in the case of TCBI, that the shareholders of TCBI approve this Agreement (the “TCBI Board Recommendation”), IBTX and each of IBTX and TCBI and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the IBTX Board Recommendation, in the case of IBTX, or the TCBI Board Recommendation, in the case of TCBI, (ii) fail to make the IBTX Board Recommendation, in the case of IBTX, or the TCBI Board Recommendation, in the case of TCBI, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the IBTX Board Recommendation, in the case of IBTX, or the TCBI Board Recommendation, in the case of TCBI, in each case within ten (10) business days (or such fewer number of days as remains prior to the IBTX Meeting or the TCBI Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of IBTX or TCBI, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the IBTX Board Recommendation or the TCBI Board Recommendation, as applicable, such Board of Directors may, in the case of IBTX, prior to the receipt of the Requisite IBTX Vote, and in the case of TCBI, prior to the receipt of the Requisite TCBI Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the IBTX Board Recommendation or TCBI Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  IBTX or TCBI shall adjourn or postpone the IBTX Meeting or the TCBI Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of IBTX Common Stock or TCBI Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TCBI or IBTX, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCBI Vote or the Requisite IBTX Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), TCBI or IBTX, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite TCBI Vote or the Requisite IBTX Vote, respectively.  Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the IBTX Meeting shall be convened and this Agreement shall be submitted to the shareholders of IBTX at the IBTX Meeting and (y) the TCBI Meeting shall be convened and this Agreement shall be submitted to the shareholders of TCBI at the TCBI Meeting, and nothing contained herein shall be deemed to relieve either IBTX or TCBI of such obligation.

6.4      Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of IBTX and TCBI shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCBI or IBTX or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of IBTX and TCBI reasonably satisfactory in form and substance to IBTX’s and TCBI’s counsel.

6.5      Stock Exchange Listing.  IBTX shall cause the shares of IBTX Common Stock and New IBTX Preferred Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6      Employee Matters.

(a)      Commencing on the Effective Time and thereafter during the periods specified below, unless otherwise mutually determined by TCBI and IBTX, IBTX shall provide employees of TCBI and its Subsidiaries who at the Effective Time become employees of IBTX or its Subsidiaries (the “Continuing Employees”) with the following compensation and benefits: (i) for the period commencing at the Effective Time and ending on the one-year anniversary of the Closing Date, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time and (B) annual cash and long-term incentive compensation opportunities that are no less favorable, in the aggregate, than the annual cash and long-term incentive compensation opportunities, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time; and (ii) for the period commencing on the Effective Time until such time as the Surviving Entity shall, subject to applicable law and the terms of such plans, modify any IBTX Benefit Plans or TCBI Benefit Plans or adopt new benefit plans with respect to continuing employees of IBTX and TCBI (collectively, the “New Benefit Plans”), employee benefits under the IBTX Benefit Plans or TCBI Benefit Plans in effect as of immediately prior to the Effective Time (other than such benefit plans as may be mutually agreed) with respect to continuing employees of each of IBTX and TCBI (and their respective Subsidiaries), respectively, who were covered by such plans as of immediately prior to the Effective Time; provided that, notwithstanding the foregoing, unless otherwise mutually determined by TCBI and IBTX, for the period commencing at the Effective Time and ending on the one year anniversary of the Closing Date, such employee benefits provided to Continuing Employees shall be no less favorable in the aggregate than the employee benefits provided to similarly situated continuing employees of IBTX.  Prior to the Closing Date, TCBI and IBTX shall cooperate in reviewing, evaluating and analyzing the IBTX Benefit Plans and TCBI Benefit Plans with a view towards developing appropriate New Benefit Plans with respect to continuing employees of IBTX and TCBI, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by IBTX Benefit Plans, on the one hand, and those covered by TCBI Benefit Plans, on the other hand, at the Effective Time.  Notwithstanding the foregoing, IBTX and TCBI agree that any continuing employee of IBTX or TCBI who, during the period commencing on the Closing Date and ending on the first anniversary thereof, is involuntarily terminated other than for cause by the Surviving Entity or any of its respective Subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between IBTX and TCBI prior to the Effective Time.

(b)      For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or to the extent that such credit would result in a duplication of benefits) under the IBTX Benefit Plans, TCBI Benefit Plans and the New Benefit Plans, service with or credited by IBTX, TCBI or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of IBTX or its Subsidiaries shall be treated as service with IBTX to the same extent that such service was taken into account under the analogous TCBI Benefit Plan or IBTX Benefit Plan prior to the Effective Time.  With respect to any TCBI Benefit Plan, IBTX Benefit Plan or New Benefit Plan in which any employees of IBTX or TCBI (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous IBTX Benefit Plan or TCBI Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under an IBTX Benefit Plan or TCBI Benefit Plan (to the same extent that such credit was given under the analogous TCBI or IBTX Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any TCBI Benefit Plan, IBTX Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c)      The Surviving Entity agrees to honor in accordance with their terms all IBTX Benefit Plans and TCBI Benefit Plans.

(d)      If requested by IBTX in writing delivered to TCBI not less than ten (10) business days before the Closing Date, the Board of Directors of TCBI (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Texas Capital Bancshares, Inc. 401(k) Plan (the “TCBI 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time.  If IBTX requests that the TCBI 401(k) Plan be terminated, (i) TCBI shall provide IBTX with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by IBTX) not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by IBTX or one of its Subsidiaries (the “IBTX 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.  IBTX and TCBI shall take any and all actions as may be required, including amendments to the TCBI 401(k) Plan and/or the IBTX 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the IBTX 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans), in an amount equal to the full account balance distributed to such employee from the TCBI 401(k) Plan.

(e)       Nothing in this Agreement shall confer upon any employee, officer, director or consultant of IBTX or TCBI or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, TCBI, IBTX or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, TCBI, IBTX or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of IBTX or TCBI or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TCBI Benefit Plan, IBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TCBI Benefit Plan, IBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of IBTX or TCBI or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7      Indemnification; Directors’ and Officers’ Insurance.

(a)       From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by TCBI pursuant to the TCBI Certificate of Incorporation, the TCBI Bylaws, the governing or organizational documents of any Subsidiary of TCBI and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the TCBI Disclosure Schedule, each present and former director, officer or employee of TCBI and its Subsidiaries (collectively, the “TCBI Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of TCBI or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any TCBI Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such TCBI Indemnified Party is not entitled to indemnification.

(b)      For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by TCBI (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by TCBI for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, IBTX or TCBI, in consultation with, but only upon the consent of IBTX, may (and at the request of IBTX, TCBI shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under TCBI’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)       The obligations of the Surviving Entity, TCBI or IBTX under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any TCBI Indemnified Party without the prior written consent of the affected TCBI Indemnified Party.

(d)      The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCBI Indemnified Party and his or her heirs and representatives.  If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8      Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of IBTX, on the one hand, and a Subsidiary of TCBI, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by IBTX.

6.9      Advice of Changes.  IBTX and TCBI shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10    Shareholder Litigation.  Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation.  Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.  No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.11    Corporate Governance; Headquarters; Name.

(a)       Prior to the Effective Time, the Board of Directors of IBTX shall take all actions necessary to adopt the IBTX Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time.  IBTX shall take all action necessary to cause, effective as of the Effective Time and in accordance with the IBTX Bylaw Amendment, the Boards of Directors of the Surviving Entity and IBTX Subsidiary Bank to consist, as of the Effective Time, of thirteen (13) directors (i) six (6) of whom shall be persons designated by IBTX and (ii) seven (7) of whom shall be persons designated by TCBI.  The six (6) directors designated by IBTX shall be selected from among the current directors of IBTX as of the date hereof (each a “IBTX Director”), which shall include Mr. David R. Brooks, and the seven (7) directors designated by TCBI shall be selected from among the current directors of TCBI as of the date hereof (each a “TCBI Director”), which shall include Mr. Larry L. Helm.  Effective as of the Effective Time, the six (6) IBTX directors, on the one hand, and the seven (7) TCBI directors, on the other hand, shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Surviving Entity such that each class of the Board of Directors shall consist of two (2) IBTX Directors and at least two (2) TCBI Directors; provided that Mr. David R. Brooks and Mr. Larry L. Helm shall each be in the same class of the Board of Directors of the Surviving Entity. From and after the Effective Time through the third anniversary of the Effective Time, any vacancy on the Board of Directors of the Surviving Entity or IBTX Subsidiary Bank shall be filled in accordance with the terms of the IBTX Bylaw Amendment.

(b)      In accordance with the IBTX Bylaw Amendment, IBTX shall take all actions necessary to cause the Board of Directors of the Surviving Entity to have the following four standing committees as of the Effective Time: (i) Audit Committee, (ii) Compensation Committee, (iii) Corporate Governance and Nominating Committee and (iv) Risk Committee (collectively, the “Committees”).  The chairperson of each of the Audit Committee and the Risk Committee as of the Effective Time shall be designated by TCBI from among the TCBI Directors.  The chairperson of each of the Compensation Committee and the Corporate Governance and Nominating Committee as of the Effective Time shall be designated by IBTX from among the IBTX Directors.  The membership of each of the Committees as of the Effective Time shall be, as practicably as possible, evenly split between TCBI Directors and IBTX Directors.

(c)       In accordance with the IBTX Bylaw Amendment, effective as of the Effective Time, (i) Mr. David R. Brooks shall continue to serve as Chairman of the Board of Directors and President and Chief Executive Officer of the Surviving Entity and IBTX Subsidiary Bank, (ii) Mr. Larry L. Helm shall serve as lead independent director of the Board of Directors of the Surviving Entity and (iii) Mr. C. Keith Cargill shall serve as strategic consultant to the Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity and IBTX Subsidiary Bank.

(d)      Effective as of the Effective Time, the corporate headquarters of the Surviving Entity and IBTX Subsidiary Bank will be located in McKinney, Texas.

(e)       Effective as of the Effective Time, (i) the name of the Surviving Entity will be “Independent Bank Group, Inc.”, (ii) the name of IBTX Subsidiary Bank will be “Texas Capital Bank”, (iii) IBTX Subsidiary Bank will be operated under the name “Independent Financial” in Colorado and (iv) IBTX Subsidiary Bank will be operated under the name “Texas Capital Bank” in Texas.

(f)       The bylaws of IBTX Subsidiary Bank in effect as the effective time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.11.

(g)      Following the date hereof and in preparation for the Closing, IBTX and TCBI shall cooperate in good faith to develop, and make recommendations for approval by the Board of Directors of the Surviving Entity effective from and after the Effective Time with respect to, any advisable changes to the corporate governance guidelines for the Surviving Entity to reflect best practices of IBTX, TCBI and otherwise.

6.12    Acquisition Proposals.

(a)       Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite IBTX Vote, in the case or IBTX, or the Requisite TCBI Vote, in the case of TCBI, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than TCBI or IBTX, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to IBTX or TCBI, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)       Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.13    Public Announcements.  TCBI and IBTX agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.

6.14    Change of Method.  TCBI and IBTX shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of TCBI and IBTX (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of IBTX Common Stock received by holders of TCBI Common Stock in exchange for each share of TCBI Common Stock, (ii) adversely affect the Tax treatment of TCBI’s shareholders or IBTX’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of TCBI or IBTX pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.15    Restructuring Efforts.  If either TCBI or IBTX shall have failed to obtain the Requisite TCBI Vote or the Requisite IBTX Vote at the duly convened TCBI Meeting or IBTX Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of TCBI as provided for in this Agreement, or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for approval.

6.16    Takeover Restrictions.  None of TCBI, IBTX or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect.  If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.17    Treatment of TCBI Indebtedness.

(a)       Upon the Effective Time, IBTX shall assume the due and punctual performance and observance of the covenants to be performed by TCBI under the agreements set forth on Section 6.17 of the TCBI Disclosure Schedule to the extent set forth in such agreements.  In connection therewith, IBTX and TCBI shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

(b)      If requested by IBTX, TCBI shall deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Credit Agreement, dated as of December 22, 2015, among TCBI, the lenders party thereto and U.S. Bank National Association, as administrative agent (as in effect from time to time), and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided, that IBTX shall provide any funds required to effect all such repayments at or prior to the Closing.  In furtherance and not in limitation of the foregoing, if requested by IBTX, TCBI shall use commercially reasonable efforts to deliver to IBTX at least two business days prior to the Closing Date an executed payoff letter with respect to such credit facility in form and substance customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount.

6.18    Exemption from Liability Under Section 16(b).  TCBI and IBTX agree that, in order to most effectively compensate and retain TCBI Insiders, both prior to and after the Effective Time, it is desirable that TCBI Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCBI Common Stock and TCBI Preferred Stock into shares of IBTX Common Stock and New IBTX Preferred Stock in the Merger and the conversion of TCBI Equity Awards into corresponding IBTX Equity Awards in the Merger consistent with Section 1.8 of this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18.  TCBI shall deliver to IBTX in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of TCBI subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TCBI Insiders”), and the Board of Directors of IBTX and of TCBI, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of TCBI) any dispositions of TCBI Common Stock, TCBI Preferred Stock or TCBI Equity Awards by the TCBI Insiders, and (in the case of IBTX) any acquisitions of IBTX Common Stock, New IBTX Preferred Stock, or IBTX Equity Awards by any TCBI Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Shareholder Approvals.  This Agreement shall have been approved by the shareholders of IBTX by the Requisite IBTX Vote and by the shareholders of TCBI by the Requisite TCBI Vote.

(b)      NASDAQ Listing.  The shares of IBTX Common Stock and New IBTX Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)      Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)      S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)      No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2      Conditions to Obligations of IBTX.  The obligation of IBTX to effect the Merger is also subject to the satisfaction, or waiver by IBTX, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties.  The representations and warranties of TCBI set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of TCBI set forth in Section 3.1(a), Section 3.1(b) (but only with respect to TCBI Subsidiary Bank), Section 3.2(b) (but only with respect to TCBI Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of TCBI set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on TCBI or the Surviving Entity.  IBTX shall have received a certificate dated as of the Closing Date and signed on behalf of TCBI by the Chief Executive Officer or the Chief Financial Officer of TCBI to the foregoing effect.

(b)       Performance of Obligations of TCBI.  TCBI shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and IBTX shall have received a certificate dated as of the Closing Date and signed on behalf of TCBI by the Chief Executive Officer or the Chief Financial Officer of TCBI to such effect.

(c)       Federal Tax Opinion.  IBTX shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to IBTX, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of IBTX and TCBI, reasonably satisfactory in form and substance to such counsel.

7.3      Conditions to Obligations of TCBI.  The obligation of TCBI to effect the Merger is also subject to the satisfaction, or waiver by TCBI, at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties.  The representations and warranties of IBTX set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of IBTX set forth in Section 4.1(a), Section 4.1(b) (but only with respect to IBTX Subsidiary Bank), Section 4.2(b) (but only with respect to IBTX Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of IBTX set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on IBTX.  TCBI shall have received a certificate dated as of the Closing Date and signed on behalf of IBTX by the Chief Executive Officer or the Chief Financial Officer of IBTX to the foregoing effect.

(b)       Performance of Obligations of IBTX.  IBTX shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the covenant to take all actions necessary to adopt the IBTX Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and TCBI shall have received a certificate dated as of the Closing Date and signed on behalf of IBTX by the Chief Executive Officer or the Chief Financial Officer of IBTX to such effect.

(c)       Federal Tax Opinion.  TCBI shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to TCBI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of IBTX and TCBI, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite TCBI Vote or the Requisite IBTX Vote:

(a)       by mutual written consent of IBTX and TCBI;

(b)      by either IBTX or TCBI if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)       by either IBTX or TCBI if the Merger shall not have been consummated on or before December 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)       by either IBTX or TCBI (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCBI, in the case of a termination by IBTX, or IBTX, in the case of a termination by TCBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by IBTX, or Section 7.3, in the case of a termination by TCBI, and which is not cured within forty-five (45) days following written notice to TCBI, in the case of a termination by IBTX, or IBTX, in the case of a termination by TCBI, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)       by TCBI, if (i) IBTX or the Board of Directors of IBTX shall have made a Recommendation Change or (ii) IBTX or the Board of Directors of IBTX shall have breached its obligations under Section 6.3 or 6.12 in any material respect; or

(f)       by IBTX, if (i) TCBI or the Board of Directors of TCBI shall have made a Recommendation Change or (ii) TCBI or the Board of Directors of TCBI shall have breached its obligations under Section 6.3 or 6.12 in any material respect.

8.2      Effect of Termination.

(a)       In the event of termination of this Agreement by either IBTX or TCBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of IBTX, TCBI, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither IBTX nor TCBI shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)      (i)         In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of TCBI or shall have been made directly to the shareholders of TCBI or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the TCBI Meeting) an Acquisition Proposal, in each case with respect to TCBI and (A) (x) thereafter this Agreement is terminated by either IBTX or TCBI pursuant to Section 8.1(c) without the Requisite TCBI Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by IBTX pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, TCBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TCBI shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay IBTX, by wire transfer of same-day funds, a fee equal to $115,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)        In the event that this Agreement is terminated by IBTX pursuant to Section 8.1(f), then TCBI shall pay IBTX, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)       (i)         In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of IBTX or shall have been made directly to the shareholders of IBTX or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the IBTX Meeting) an Acquisition Proposal, in each case with respect to IBTX and (A) (x) thereafter this Agreement is terminated by either IBTX or TCBI pursuant to Section 8.1(c) without the Requisite IBTX Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by TCBI pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, IBTX enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then IBTX shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TCBI the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)        In the event that this Agreement is terminated by TCBI pursuant to Section 8.1(e), then IBTX shall pay TCBI, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)       Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)       Each of IBTX and TCBI acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if IBTX or TCBI, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if IBTX or TCBI, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1      Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite IBTX Vote or the Requisite TCBI Vote; provided, however, that after the receipt of the Requisite IBTX Vote or the Requisite TCBI Vote, there may not be, without further approval of the shareholders of IBTX or TCBI, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2      Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite IBTX Vote or the Requisite TCBI Vote, there may not be, without further approval of the shareholders of IBTX or TCBI, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3      Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4      Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by IBTX and TCBI.

9.5      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to TCBI, to:

Texas Capital Bancshares, Inc.
2000 McKinney Avenue Suite 700
Dallas, Texas 75201
	Attention:	C. Kelly Rentzel, General Counsel
	E-mail:	kelly.rentzel@texascapitalbank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	H. Rodgin Cohen
Mitchell S. Eitel
	Facsimile:	(212) 558-3588
	Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com

and

(b)	if to IBTX, to:

Independent Bank Group, Inc.
7777 Henneman Way
McKinney, Texas 75070
	Attention:	Mark Haynie, General Counsel
	E-mail:	mhaynie@ibtx.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
Jacob A. Kling
E-mail:	EDHerlihy@wlrk.com
JAKling@wlrk.com

9.6                  Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of TCBI means the actual knowledge of any of the officers of TCBI listed on Section 9.6 of the TCBI Disclosure Schedule, and the “knowledge” of IBTX means the actual knowledge of any of the officers of IBTX listed on Section 9.6 of the IBTX Disclosure Schedule.  As used herein, (i) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) references to a party’s shareholders shall mean, in the case of TCBI, its stockholders, and references to such shareholders or stockholders approving this Agreement shall mean approving and adopting this Agreement, as applicable.  The TCBI Disclosure Schedule and the IBTX Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7      Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8      Entire Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  9.9      Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of IBTX shall be subject to the laws of the State of Texas).

(b)       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise  provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14    Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law.  For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

9.15    Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TEXAS CAPITAL BANCSHARES, INC.

By:	/s/ Julie Anderson
	Name:	Julie Anderson
	Title:	Chief Financial Officer

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
	Name:	David R. Brooks
	Title:	Chairman of the Board,
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of IBTX Certificate Amendment

[Attached]

FORM OF CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF FORMATION

Pursuant to the provisions of Section 3.053 and Sections 21.054-21.055 of the Texas Business Organizations Code (the “TBOC”), Independent Bank Group, Inc., a for-profit corporation existing under the TBOC (the “Corporation”), hereby adopts the following Certificate of Amendment to its Amended and Restated Certificate of Formation.

ARTICLE 1

The name of the Corporation is Independent Bank Group, Inc. The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800125042. The date of formation of the Corporation is September 20, 2002.

ARTICLE 2

The Amended and Restated Certificate of Formation of the Corporation is hereby amended by this Certificate of Amendment to amend Article IV to increase the number of shares of capital stock authorized for issuance by the Corporation.

ARTICLE 3

Article IV(A) of the Corporation’s Amended and Restated Certificate of Formation is hereby amended and restated, in its entirety, to read as follows:

“A. Authorized Shares. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is Two Hundred Twenty Million (220,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be common stock, with a par value of $0.01 per share (the “Common Stock”), and Twenty Million (20,000,000) shares shall be Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”).”

ARTICLE 4

 This amendment to the Amended and Restated Certificate of Formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has, subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument, caused this Certificate of Amendment to Certificate of Formation to be signed by a duly authorized officer as of this [•] day of [•].

INDEPENDENT BANK GROUP, INC

By:
Name:
Title:

Exhibit B

Form of IBTX Bylaw Amendment

[Attached]

FORM OF AMENDMENT TO BYLAWS OF INDEPENDENT BANK GROUP, INC.

The Fourth Amended and Restated Bylaws (the “Bylaws”) of Independent Bank Group, Inc. (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of December 9, 2019, by and between the Corporation and Texas Capital Bancshares, Inc. (the “Merger Agreement”)):
A new Section 18 shall be added to Article III, as follows:

Section 18.        Board Composition and Related Matters.

(a)
The Board of Directors has resolved that, effective as of the Effective Time (for all purposes of this Section 18, as defined in the Agreement and Plan of Merger, dated as of December 9, 2019, by and between the Corporation and Texas Capital Bancshares, Inc. (“TCBI”), as the same may be amended from time to time (the “Merger Agreement”)), (i) Mr. David R. Brooks shall continue to serve as Chairman of the Board of Directors and President and Chief Executive Officer of the Corporation and of the Corporation’s wholly owned subsidiary, Texas Capital Bank (formerly Independent Bank) (the “Bank”), (ii) Mr. Larry L. Helm shall serve as lead independent director of the Board of Directors of the Corporation and (iii) Mr. C. Keith Cargill shall serve as strategic consultant to the Chairman of the Board of Directors and Chief Executive Officer of the Corporation and the Bank.  The Corporation may enter into or amend appropriate agreements or arrangements with Mr. Brooks and Mr. Cargill in connection with the subject matter of this Article III, Section 18(a).

(b)
Prior to the third (3rd) anniversary of the Effective Time (such date, the “Expiration Date”), (i) the removal of Mr. Brooks from, or the failure to appoint or re-elect Mr. Brooks to, his position as Chairman of the Board of Directors or President and Chief Executive Officer of the Corporation or the Bank, (ii) the removal of Mr. Helm from, or the failure to appoint or re-elect Mr. Helm to, his position as lead independent director of the Board of Directors of the Corporation, or (iii) any determination not to nominate Mr. Brooks or Mr. Helm as a director of the Corporation or the Bank, in each case, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(c)
Effective as of the Effective Time, (i) the Board of Directors of the Corporation and the Board of Directors of the Bank shall be comprised of seven (7) Continuing TCBI Directors, including Mr. Helm, and six (6) Continuing IBTX Directors, including Mr. Brooks and (ii) the six (6) Continuing IBTX Directors, on the one hand, and the seven (7) Continuing TCBI Directors, on the other hand, shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Corporation such that each class of the Board of Directors shall consist of two (2) Continuing IBTX Directors and at least two (2) Continuing TCBI Directors; provided that Mr. Brooks and Mr. Helm shall each be in the same class of the Board of Directors of the Corporation. From and after the Effective Time through the Expiration Date: (A) the number of directors that comprises the full Board of Directors of the Corporation and the full Board of Directors of the Bank shall each be thirteen (13) and (B) no vacancy on the Board of Directors of the Corporation or the Bank created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or the Bank, as applicable (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing TCBI Director, not less than a majority of the Continuing TCBI Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing IBTX Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (z) in the case of a vacancy created by the cessation of service of a Continuing IBTX Director, not less than a majority of the Continuing IBTX Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing TCBI Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the NASDAQ (or other national securities exchange on which the Corporation’s securities are listed).  For purposes of this Article III, Section 18, the terms “Continuing TCBI Directors” and “Continuing IBTX Directors” shall mean, respectively, the directors of TCBI and the Corporation who were selected to be directors of the Corporation and the Bank by TCBI or the Corporation, as the case may be, as of the Effective Time, pursuant to Section 6.11(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing TCBI Director or Continuing IBTX Director, respectively, pursuant to this Article III, Section 18(c).

(d)
Effective as of the Effective Time and until the Expiration Date, the Board of Directors shall have the following four standing committees (the “Committees”): (i) Audit Committee, (ii) Compensation Committee, (iii) Corporate Governance and Nominating Committee and (iv) Risk Committee.  Effective as of the Effective Time and until the Expiration Date, (x) the chairperson of each of the Audit Committee and the Risk Committee shall be designated from among the Continuing TCBI Directors, (y) the chairperson of each of the Compensation Committee and the Corporate Governance and Nominating Committee shall be designated from among the Continuing IBTX Directors and (z) the membership of each of the Committees shall be, as practicably as possible, evenly split between Continuing TCBI Directors and Continuing IBTX Directors.

(e)	Effective as of and from the Effective Time, the corporate headquarters of the Corporation and the Bank will be located in McKinney, Texas.

(f)
Effective as of and from the Effective Time, (i) the name of the Corporation will be “Independent Bank Group, Inc.”, (ii) the name of the Bank will be “Texas Capital Bank”, (iii) the Bank will be operated under the name “Independent Financial” in Colorado and (iv) the Bank will be operated under the name “Texas Capital Bank” in Texas.

(g)
In the event of any inconsistency between any provision of this Article III, Section 18 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article III, Section 18 shall control.  Until the Expiration Date, the provisions of this Article III, Section 18 may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted (and any of the foregoing, or any corresponding modification, amendment, repeal or inconsistent provision of the Corporation’s other constituent documents, may be proposed or recommended by the Board of Directors for approval by the shareholders of the Corporation), only by the affirmative vote of at least 75% of the full Board of Directors.